SEPARATION AND SEVERANCE AGREEMENT

This Separation and Severance Agreement (“Agreement”) is made and entered into on January 23, 2009 by and between China Direct, Inc., a Florida corporation, and its various subsidiaries and affiliates, (hereafter collectively referred to as the “Company”), and Marc Siegel (“Siegel”).

RECITALS

A.           Siegel has been employed by the Company as its President.

B.           Siegel and the Company entered into an employment agreement on August 7, 2008, as amended (the “Employment Agreement”).

C.           Siegel holds the following securities of China Direct, Inc.

(i) Common Stock:

4,400,000 shares of China Direct, Inc. common stock, par value, $.0001, (“Common Stock”)

(ii) Options to purchase Common Stock:

Amount	Ex Price	Issued	Exp.	Vest

400,000	$5.00	1/1/05	1/1/2012	1/1/2007
500,000	$7.50	1/1/05	1/1/2013	1/1/2008
500,000	$10.00	1/1/05	1/1/2014	1/1/2009

D.           The parties desire to terminate their relationship on an amicable basis pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, undertakings and releases, receipt of which is hereby acknowledged as sufficient consideration by both parties, the parties agree as follows:

1.           Recitals.  The above recitals are true, correct, and are herein incorporated by reference.

2.           Resignation of Employment.  Siegel hereby resigns as President and Director and from any and all other offices or positions he may have with the Company or any of its subsidiaries or affiliated companies, to be effective on the date hereof (“Termination Date”).

3.           Termination.  The Employment Agreement is permanently terminated effective on the Termination Date.  The Company shall reimburse Siegel pursuant to section 4. D. of the August 7, 2008 Employment Agreement for expenses incurred up to and including the Termination Date.  In addition Siegel hereby waives his right to receive all Base Salary, Incentive Compensation, performance bonus, if any, and additional forms of compensation provided for in the Employment Agreement whether due or accrued through the Termination Date.

4.           Severance and Benefits. Subject to the conditions set forth herein, the Company and Siegel agree to the following.

           (a) Siegel’s obligations under this Agreement are conditioned upon Siegel entering into an agreement to sell an aggregate of 1,500,000 shares of Common Stock in exchange for $1,650,000.

(b) On the Termination Date, the Company shall pay Siegel $165,000 in either cash or Common Stock, at the option of the Company (the “Severance Shares”).  The number of Severance Shares, if issued in lieu of the cash amount, shall be equal to the result of dividing $165,000 by the per share closing price of the Common Stock on the business day immediately following the Company’s filing of a public announcement disclosing the resignation of Marc Siegel.  The Severance Shares can be sold by Siegel on a daily basis at no more than 10% of the daily trading volume of the Common Stock at the Volume-Weighted Average Price (“VWAP”) of the Common Stock.  The Severance Shares shall be issued pursuant to the Company’s 2008 Non-Executive Stock Incentive Plan and are subject to approval of the Compensation Committee of the Company’s board of directors.  The award of the Severance Shares are intended to be exempt from Section 16(b) of the Securities Exchange Act of 1934 (the “Act”) pursuant to Rule 16b-3 of the Act.

(c) The Company shall retain Siegel as a consultant pursuant to consulting agreement mutually agreeable to the Company and Siegel to be entered into upon execution of this Severance Agreement.

(d) Commencing on the Termination Date and continuing until January 31, 2010, the Company shall pay for all insurance premiums for Siegel to participate in the Company’s health care and dental insurance plans (the “Benefit Plans”).  Should Siegel elect not to participate in the Benefit Plans, the Company will reimburse Siegel in cash for the expense incurred in participating in another health care and dental insurance plan procured by Siegel.  The Company’s obligation to reimburse Siegel is limited to the Company’s cost of providing benefits to Siegel under the Benefit Plans.

(e) Commencing on the Termination Date, Siegel will enter into the Lock-Up Agreement attached to this Severance Agreement as Exhibit A (the “Lock-Up Agreement”).  Siegel hereby agrees to forfeit the following options to purchase shares of the Company’s Common Stock:

Options to purchase Common Stock:

Amount	Ex Price	Issued	Exp.	Vest

400,000	$ 5.00	1/1/05	1/1/2012	1/1/2007
500,000	$ 7.50	1/1/05	1/1/2013	1/1/2008
500,000	$ 10.00	1/1/05	1/1/2014	1/1/2009

(f) So long as the Company is a reporting company under the Act, the Company agrees to maintain a current registration statement covering the resale of the Severance Shares.  The Company shall maintain the effectiveness of the current registration statement covering the shares of Common Stock issuable pursuant to the stock options to be retained by Siegel.  Following the issuance of shares pursuant to the exercise of such stock options, the Company will have no obligation to maintain a registration statement covering those shares.

(g) At the request of the Company, Siegel, during normal business hours, will reasonably assist the Company in furnishing, to the extent he has or can ascertain, documents and information for any filings required by the Company with the state or federal authorities and in responding to other inquiries on matters handled during his employment with the Company.  The

 Company shall reimburse Siegel in cash for all preapproved expenses incurred by Siegel in the performance of this Section 4 (i).

(h) The Company agrees that if Siegel is made a party, is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that Siegel is or was an employee of the Company, is or was a consultant to the Company, or is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to clients of the Company, whether or not the basis of such Proceeding is Siegel’s alleged action in an official capacity while serving as an employee, agent or consultant, Siegel shall be indemnified and held harmless by the Company, to the same extent as the officers and directors of the Company, to the fullest extent legally permitted against all cost, expense, liability, and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Siegel in connection therewith, and such indemnification shall continue as to Siegel even if he has ceased to be an employee or agent of the Company or other entity and shall inure to the benefit of Siegel’s heirs, executors, and administrators.  In return for the above provision, Siegel promises to cooperate with the Company at its expense in his or the Company's defense of any actions taken by private parties and/or federal or state governmental bodies against the Company.  Such cooperation includes, but is not limited to, travel to the State of Florida at the Company’s expense, for purposes of deposition and/or trial, if necessary.

(i) The Company shall pay in cash, as and when due, any and all attorneys’ fees and costs incurred by Siegel in connection with any dispute or settlement arising from his affiliation with the Company, as an employee or as a consultant, or as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to clients of the Company, whether or not the basis of such Proceeding is Siegel’s alleged action.  Siegel shall be indemnified and held harmless by the Company, to the same extent as the officers and directors of the Company, to the fullest extent legally permitted.

(j) Siegel acknowledges that, in consideration of the terms of this Agreement, the Company is not obligated to pay him any other severance pay and Siegel agrees that the amounts set forth above are all Siegel is to receive from the Company.  Such severance pay is full and complete satisfaction of all of the Company’s obligations to Siegel, including all obligations under the Employment Agreement and constitutes consideration for the releases of Siegel in this Agreement.

5.           Return of Property.  Company acknowledges that Siegel has returned to the Company, in good condition, all property, documentation and materials of the Company in Siegel’s possession.  Siegel will return to the Company, upon request from the Company, any property, documentation and materials as may be requested by the Company.

6.           Non-Disparagement. The Company and Siegel further agree that they shall not make any disparaging, denigrating, critical or untrue statements (public or private) about the Company, its management or about any other employee of the Company, its technology, products, customers, suppliers, business or prospects or about Siegel.  In addition, Siegel shall not make any public statements about the Company, its management or about any other employee of the Company, its technology, products, customers, suppliers, business or prospects or about Siegel.  It is agreed and understood that any breach of this paragraph by Siegel or the Company would be material to the other.

7.           General Releases and Voluntary Waiver of Rights.

(a)           Except for the obligations created by or arising out of this Agreement or any future consulting agreement between the Company and Siegel, effective on or after the Termination Date, Siegel (and his heirs, successors and assigns) waives, and releases and forever discharges Company and its shareholders, directors, officers, successors, assigns, transferees, employees, representatives and agents, both current and former (the “Company Indemnitees”) from all claims, rights, and causes of action, in law or in equity, or any kind whatsoever, which has or may have against the Company Indemnitees, as of this date whether such claims, right or causes of action are known or later discovered.  The claims, rights and causes of action covered by this waiver and release include, but are expressly not limited to, any claim, right or cause of action based on any federal, state or local law, constitution, statute or ordinance, including without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Acts  of 1866 and 1871, the Equal Pay Act of 1963, as amended; the Fair Labor Standards Act of 1938, as amended; the Family and Medical Leave Act of 1993, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Rehabilitation Act of 1973, as amended; Employee Retirement Income Security Act of 1974, as amended;  the Americans With Disabilities Act of 1990; as amended; the Older Workers Benefit Protection Act; the Occupational Safety and Health Act of 1970, as amended; the National Labor Relations Act of 1935, as amended (including the Labor Management Relations Act of 1947, as amended); the Uniformed Services Employment and Re-employment Rights Act, as amended; the Immigration Reform and Control Act of 1986; the Fair Credit Reporting Act, as amended; the Employee Polygraph Protection Act of 1988; the Florida Civil Rights Act of 1992, as amended; Fla. Stat. Section 112.3187, 440.15, 440.205,760.50, and 540.08; Fla. Stat. Ch. 295, 447, 448, 768 and 770; and any other claim right or cause of action found in tort (including negligence), contract, public, policy, estoppel or any other common law or equitable basis of action except those which may not lawfully be waived.  Siegel specifically acknowledges that he has been advised that he should consult with an attorney concerning his rights and the signing of this Release and has done so.

(b)           Except for the obligations created by or arising out of this Agreement or any future consulting agreement between the Company and Siegel, effective on the Termination Date, the Company, and the Company’s subsidiaries and affiliated companies, do hereby release, acquit, satisfy and forever discharge and covenant not to sue Siegel or Siegel's descendants, heirs, successors and assigns, and each of them, past or present, from any and all manner of action, causes of action, rights, liens, agreements, contracts, covenants, obligations, suits, claims, debts, dues, sums of monies, costs, expenses, attorneys' fees, judgments, orders and liabilities, accounts, covenants, controversies, promises, damages, of whatever kind and nature in law or equity or otherwise whether now known or unknown, including specifically but not limited to, any and all claims arising out of such employment relationship Siegel had with the Company and the transactions and relationships described herein.

(c)           Siegel does not and will not seek reinstatement, future employment or return to active employment status at Company and further acknowledges that he has no rights to such reinstatement, future employment or return to active status, unless formally requested by the Company or the Board of Directors.

(d)           This Agreement may not be revoked.  In the event that either party initiates a legal proceeding and/or arbitration against the other party which arises from or relates to this Agreement and/or Siegel’s employment by the Company, the prevailing party shall be entitled to recover reasonable attorneys fees.

8.           Non-Admissions.  The Company and Siegel agree that neither this Agreement nor the consideration given shall be construed as an admission of any wrongdoing or liability by the Company or Siegel, and that all such liability or wrongdoing is expressly denied.

9.           Confidentiality.  In the course of serving as an employee of the Company, the Company has disclosed to Siegel, and Siegel may otherwise have obtained knowledge of or access to, trade secrets and other proprietary and confidential information concerning the Company, the Company products, financial condition, services, research and development plans, and other matters pertaining to the Company’s business (“Confidential Information”).  Siegel agrees to treat and hold all Confidential

Information as secret and confidential, and to apply strict standards of care to maintain the secrecy of the Confidential Information.  In this regard, Siegel agrees not to copy or reproduce any Confidential Information and not to disclose the contents of any Confidential Information to any person or entity, other than officers and directors of the Company or with their written permission.  Siegel further agrees to return to the Company written or other copies (including electronic media containing Confidential Information) of any and all Confidential Information in Siegel’s possession.  Further, Siegel and Company shall not directly or indirectly disclose, or cause to be disclosed, any information whatsoever regarding the terms of this Agreement to anyone except to each party's immediate family members, accountants, legal or tax advisor(s), or as required by law. This Agreement shall not be used as evidence in any proceeding, except a proceeding to enforce the terms of this Agreement. The provisions of this Section 9 shall not apply to any Confidential Information that Siegel is obligated by law to disclose to any court or any federal or state government agency; provided, however, that in the event disclosure is required by law Siegel shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to such required disclosure by Siegel.

 10.           Anti-Coercion.  Each of the Parties hereto has entered into this Agreement without undue influence, fraud, coercion, duress, misrepresentation, or restraint having been imposed upon them by any other party, and further acknowledges that each party had the opportunity to be represented by counsel of their own selection.

11.           Interpretation of Release.  For the purposes of interpretation and construction of this Agreement, this Agreement shall be deemed to have been drafted by the Company and by Siegel.

12.           Notices.  Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of Siegel to the business or residence as shown on the records of the Company, or in the case of the Company to its principal office or at such other place as it may designate.

13.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and shall not be modified, altered, or discharged, except by a writing signed by each of the parties hereto.

14.           Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by the laws of the State of Florida.  The Parties acknowledge that this Agreement contains provisions, which are enforceable in the State of Florida, and all Parties consent to the personal jurisdiction of the State of Florida and County of Broward. However, both parties agree to waive any and all rights to trial or litigation of any dispute arising out of this agreement, and to submit to final and binding arbitration any and all claims, controversies and/or disputes of any nature arising out of or related in any way to this Agreement or its enforcement.  Said arbitration shall be conducted pursuant to the Employment Arbitration and Mediation Procedures currently in effect with the American Arbitration Association, the designated arbitral forum.

15.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

16.           Waiver of Breach - Effect.  No waiver or any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the Party waiving the breach.

17.           Full Understanding and Voluntary Acceptance.  In entering into this Agreement, the parties represent that they have relied upon the advice of their attorneys or have chosen to enter into this Agreement without the assistance of counsel based upon their understanding of the terms hereof.  The terms of this Agreement have been completely read and explained to them by their attorneys and/or they have reviewed the terms hereof in complete detail and that the terms are fully understood and voluntarily accepted by them.

18.           Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

SIEGEL ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, THAT HE HAS BEEN GIVEN AMPLE OPPORTUNITY TO REVIEW IT AND TO CONSULT WITH A REPRESENTATIVE OR ATTORNEY OF SIEGEL’S CHOOSING CONCERNING ITS TERMS.  SIEGEL FURTHER ACKNOWLEDGES THAT HE UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IS VOLUNTARILY ENTERING INTO IT WITH THE COMPANY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

China Direct, Inc.
By: /s/James Wang	/s/ Marc Siegel
Yuejian (James) Wang, Chief Executive Officer, Chairman of the Board of Directors	Marc Siegel
Dated: January 23, 2009	Dated: January 23, 2009

Exhibit A

Lock-Up Agreement